Exhibit 107
Calculation of Filing Fee Tables
Form 424(b)(7)
(Form Type)

Atai Beckley N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Secondary Offering: Common shares, par value €0.10 per share	Rule 457(c)	123,134,069 (1)	$3.79 (2)	$466,678,121.51	0.00013810	$64,448.25
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$466,678,121.51		$64,448.25
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$64,448.25

(1)
With respect to this secondary offering, this prospectus supplement registers 123,134,069 common shares to be sold by the selling securityholders named therein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this prospectus supplement also relates to an indeterminate number of additional common shares that may be issued with respect to such common shares by way of stock splits, stock dividends, reclassifications or similar transactions.

(2)
Estimated solely purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low prices for a common share as reported on the Nasdaq Global Market on December 1, 2025, which date is a date within five business days of the filing date of this prospectus supplement.